Exhibit 1.1

Yukon
Community Services

BUSINESS CORPORATIONS ACT
FORM 5

Certificate of Amendment

PURE NICKEL INC.

I hereby certify that the articles of the above-mentioned corporation were amended:

_ under section 16 of the Business Corporations Act to change the name of the corporation in accordance with the attached notice.

_ under section 30 of the Business Corporations Act as set out in the attached Articles of Amendment designating a series of shares.

X under section 179 of the Business Corporations Act as set out in the attached Articles of Amendment.

_ under section 194 of the Business Corporations Act as set out in the attached Articles of Reorganization

_ under section 195 of the Business Corporations Act as set out in the attached Articles of Arrangement.

Corporate Access Number:32217
Date of Amendment:2007-03-30

Bette L. Boyd
Registrar of Corporations